As filed with the Securities and Exchange Commission on March 25, 2005
Registration No. 333-115307

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MCI, INC.
(Exact Name of Registrant as specified in its charter)

Delaware		58-1521612
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

22001 Loudoun County Parkway
Ashburn, VA 20147
(Address including zip code of Principal Executive Offices)

MCI, INC. 2003 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Anastasia D. Kelly, Esq.
MCI, Inc.
Executive Vice President and
General Counsel
22001 Loudoun County Parkway
Ashburn, VA 20147
703-886-5977

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Barbara Nims, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
212-450-4000

EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-115307) (the “Registration Statement”) is being filed to include Exhibits 99.3 and 99.4 to such Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by MCI, Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference.

      (1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

      (2) All reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2004.

     (3) The descriptions of the Company’s capital stock and the Rights, which are contained in the Company’s registration statement on Form 8-A, filed on April 21, 2004, including any amendments or supplements thereto.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

      Not applicable

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

     Anastasia D. Kelly, Executive Vice President and General Counsel, has given her opinion about certain legal matters affecting the shares of the Company’s common stock registered under this Registration Statement. Ms. Kelly owns, or has the right to acquire, a number of shares of the Company’s common stock which represents less than 1% of the total outstanding common stock of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit, and provided that no such provision eliminates or limits the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Company’s amended and restated certificate of incorporation contains a provision eliminating the personal liability of a director of the Company either to the Company or to any stockholder for monetary damages for breach of fiduciary duty as a director to the full extent of Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)) if they act in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney’s fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Company’s amended and restated certificate of incorporation contains a provision providing that the Company shall indemnify any director of the Company, and may indemnify any officer or employee of the Company who is not a director, who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another entity, to the full extent of Section 145 of the DGCL. Neither amendment nor repeal of this provision, nor the adoption of any provision that is inconsistent with this provision, shall eliminate or reduce the effect of this provision in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision.

     The Company’s amended and restated certificate of incorporation contains a provision providing that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company’s amended and restated certificate of incorporation or otherwise. Neither amendment nor repeal of this provision, nor the adoption of any provision that is inconsistent with this provision, shall eliminate or reduce the effect of this provision in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision.

     In addition, under the Company’s employment agreements with certain of its executive officers, it has agreed to maintain officer’s liability insurance coverage in reasonable amounts during the terms of their respective employment agreements and to indemnify and hold them harmless to the fullest extent permitted under the Company’s amended and restated certificate of incorporation, by-laws and applicable law in connection with any claim, suit or other proceeding brought or threatened to be brought by a third party (including a governmental or regulatory agency or body) relating to such individual’s employment with the Company or its subsidiaries or affiliates.

     The Company has taken out a directors and officers liability policy for the benefit of its directors and officers. Subject to its terms, conditions and exclusions, the policy insures the directors and officers for claims made against them for wrongful acts committed by them in their capacities as directors and officers of the Company and its subsidiaries.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Form 8-A, Commission File No. 000-11258, filed on April 21, 2004).*

4.2	By-Laws (incorporated herein by reference to Exhibit 3.2 to the Form 8-A, Commission File No. 000-11258, filed on April 21, 2004).*

4.3	Rights Agreement (incorporated herein by reference to Exhibit 4.1 to the Form 8-A, Commission File No. 000-11258, filed on April 21, 2004).*

5	Opinion of Anastasia D. Kelly, Esq.**

23.1	Consent of KPMG LLP.

23.2	Consent of DELOITTE TOUCHE TOHMATSU Auditores Independentes.

23.3	Consent of Anastasia D. Kelly, Esq. (included in Exhibit 5).**

24	Powers of attorney. **

99.1	MCI, Inc. 2003 Employee Stock Purchase Plan.**

99.2	First Amendment to the MCI, Inc. 2003 Employee Stock Purchase Plan.**

99.3	Second Amendment to the MCI, Inc. 2003 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.14 of the Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-10415).*

99.4	Third Amendment to the MCI, Inc. 2003 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.15 of the Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-10415).*

  * Incorporated by reference.
** Previously filed.

ITEM 9. REQUIRED UNDERTAKINGS

      (a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ashburn, State of Virginia, on the 24 day of March, 2005.

MCI , Inc.

By:	/s/ Robert T. Blakely

	Name:	Robert T. Blakely
	Title:	Chief Financial Officer

Signature	Title	Date

/s/ Michael D. Capellas	Director, President and Chief Executive Officer
	(Principal Executive Officer)	March 24, 2005
Michael D. Capellas

/s/ Robert T. Blakely	Chief Financial Officer (Principal Financial Officer)
March 24, 2005
Robert T. Blakely

/s/ Eric Slusser	Senior Vice President, Controller	March 24, 2005

Eric Slusser

/s/ Nicholas deB. Katzenbach	Chairman of the Board	March 24, 2005

Nicholas deB. Katzenbach

/s/ Dennis R. Beresford	Director	March 24, 2005

Dennis R. Beresford

/s/ W. Grant Gregory	Director	March 24, 2005

W. Grant Gregory

/s/ Judith Haberkorn	Director	March 24, 2005

Judith Haberkorn

/s/ Laurence E. Harris	Director	March 24, 2005

Laurence E. Harris

/s/ Eric Holder	Director	March 24, 2005

Eric Holder

/s/ Mark A. Neporent	Director	March 24, 2005

Mark A. Neporent

/s/ C.B. Rogers, Jr.	Director	March 24, 2005

C.B. Rogers, Jr.

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Form 8-A, Commission File No. 000-11258, filed on April 21, 2004).*

4.2	By-Laws (incorporated herein by reference to Exhibit 3.2 to the Form 8-A, Commission File No. 000-11258, filed on April 21, 2004).*

4.3	Rights Agreement (incorporated herein by reference to Exhibit 4.1 to the Form 8-A, Commission File No. 000-11258, filed on April 21, 2004).*

5	Opinion of Anastasia D. Kelly, Esq.**

23.1	Consent of KPMG LLP.

23.2	Consent of DELOITTE TOUCHE TOHMATSU Auditores Independentes.

23.3	Consent of Anastasia D. Kelly, Esq. (included in Exhibit 5).**

24	Powers of attorney. **

99.1	MCI, Inc. 2003 Employee Stock Purchase Plan.**

99.2	First Amendment to the MCI, Inc. 2003 Employee Stock Purchase Plan.**

99.3	Second Amendment to the MCI, Inc. 2003 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.14 of the Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-10415).*

99.4	Third Amendment to the MCI, Inc. 2003 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.15 of the Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-10415).*

  * Incorporated by reference.
** Previously filed.